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                                                     Exhibit 11.1

                    ADVANCED MAGNETICS, INC.
         STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
          Years Ended September 30, 1995, 1994 and 1993


                                        1995     1994     1993
Weighted average number of shares
issued and outstanding                6,730,3  6,690,5   6,651,0
                                      15       00        61
Assumed exercise of options reduced
by the number of shares which could
have been purchased with the          140,524  104,191   --
proceeds of those options
Assumed exercise of warrants reduced
by the number of shares which could
have been purchased with the          --       11,834    --
proceeds of those warrants
Weighted average number of common
and common equivalent shares          6,870,8  6,806,5   *6,651,
                                      39       25        061

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*Due to net loss for fiscal 1993, computation of per share
earnings include only weighted average number of shares issued and outstanding.